Exhibit 10.25

[Global Aviation Holdings, Inc. Letterhead]

                              , 2010

[Recipient]

[Address]

Re:          Global Aviation Holdings, Inc. 2009 Long-Term Incentive Plan

Dear                       :

The purpose of this letter is to communicate a favorable decision made by the Compensation Committee (the “Committee”) of the Board of Directors of Global Aviation Holdings, Inc. (the “Company”), in its capacity as the administrative committee under the Global Aviation Holdings, Inc. 2009 Long-Term Incentive Plan (the “Plan”), regarding an accelerated vesting opportunity respecting certain outstanding equity awards previously granted under the Plan.  Our records indicate that you are the recipient of one or more of the equity awards in question.

The action by the Committee relates specifically to option and restricted stock awards granted to you pursuant to the Plan on                      (collectively, the “Awards”).  With respect to the Awards, the Committee has approved the following amendments:

•                                          for purposes of the vesting provisions of the Awards, a “Change in Control” event shall include the closing of the first public offering of the Company’s common stock pursuant to an underwriting (the “Public Offering Event”); and

•                                          also for purposes of the vesting provisions of the Awards, if the first Change in Control event to occur is the Public Offering Event, the Awards shall vest in the following manner:

•                                          if the Public Offering Event occurs on or before September 30, 2011, the vesting of the Awards shall be accelerated so that, to the extent necessary, two-thirds of each Award shall be deemed vested as of the effective date of the Public Offering Event and the balance of each Award shall become vested on the first anniversary of the effective date of the Public Offering Event; and

•                                          if the Public Offering Event occurs after September 30, 2011, the vesting of the Awards shall be accelerated so that, to the extent necessary, each Award shall be deemed fully vested as of the effective date of the Public Offering Event.

To the extent the Awards may vest in increments, those Awards consisting of nonqualified stock options with tiered exercise prices shall be construed so that the ordering of vesting shall apply first to that portion of any such Award with a lower exercise price prior to any portion of such Award with a higher exercise price.

Except for the provisions of this letter, the terms of your Awards, and the governing provisions of the Plan, remain unchanged.  This letter should be kept with all other documentation reflecting your Awards.

If you have any questions, please contact Mark McMillin, General Counsel for the Company.

Sincerely,

Peter Schoels
Chairman, Compensation Committee